QUAKER INVESTMENT TRUST
FORM OF INVESTMENT SUBADVISORY AGREEMENT

THIS  AGREEMENT is made and entered into as of the 19th day of February, 2009, by and between Quaker Funds, Inc., a Delaware corporation (“Adviser”), and Rock Canyon Advisory Group Inc., a Utah corporation (“Subadviser”).

RECITALS

WHEREAS, Quaker Investment Trust (the “Trust”) is organized under the laws of the state of Massachusetts as an unincorporated  business trust operating and registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized by its Amended and Restated Declaration of Trust and Amended and Restated Bylaws to issue separate Portfolios of shares representing interests in separate investment portfolios (the “Portfolios”); and

WHEREAS, the Trust has authorized the issuance of shares of beneficial interest in, among others, a Portfolio known as the Quaker Long-Short Tactical Allocation Fund (the “Fund”); and

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and engages in the business of asset management; and

WHEREAS, Subadviser is registered as an investment adviser under the Advisers Act and engages in the business of asset management; and

WHEREAS, the Trust has retained Adviser to furnish investment advisory services to the Fund pursuant to an investment advisory agreement dated May 3, 2005; and

WHEREAS, Adviser, with the consent of the Trust, desires to retain Subadviser to furnish day-to-day investment advisory services to the Fund pursuant to the terms and conditions of this Agreement, and Subadviser is willing to so furnish such services,

NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.	Appointment

Adviser, with the consent of the Trust, hereby appoints Subadviser to provide day-to-day investment advisory services to the Fund for the periods and on the terms set forth in this Agreement. Subadviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.	Delivery of Documents

The Trust and/or Adviser have furnished Subadviser with properly certified or authenticated copies of each of the following:

(a)	The Trust’s Amended and Restated Declaration of Trust as filed with the Commonwealth of Massachusetts;

(b)	The Trust’s Amended and Restated Bylaws;

(c)	Resolutions of the Trust’s Board of Trustees authorizing the appointment of Subadviser and approving this Agreement;

(d)	The Trust’s most current Registration Statement on Form N-1A promulgated under the 1940 Act and under the Securities Act of 1933, as amended;

(e)	The Trust’s current Prospectus and Statement of Additional Information (together called the “Prospectus”);

(f)	All compliance policies and/or procedures adopted by the Board of Trustees of the Trust that are applicable to the operations of the Fund; and

(g)	Any other investment policies, procedures and/or restrictions applicable to the operations of the Fund.

The Trust and/or Adviser will furnish Subadviser with properly certified or authenticated copies of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the U.S.  Securities and Exchange  Commission  (“SEC”) and/or state authorities, or at such time as officially adopted by the Board of Trustees of the Trust.

3.	Management

Subject to the supervision of the Trust’s  Board of Trustees and Adviser, Subadviser will provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents held by the Fund.  Subadviser will determine what securities and other investments will be purchased, retained or sold by the Fund and will execute such decisions.  Subadviser will provide the services under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as such are set forth in the Prospectus from time to time.

Subadviser further agrees that it will employ such efforts as required pursuant to its fiduciary responsibilities under the Advisers Act, to:

(a)
Conform its activities to all applicable rules and regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with the regulations of any other  federal and state agencies which may now or in the future have jurisdiction over its activities under this Agreement;

(b)
Place orders pursuant to its investment determinations for the Fund either directly with the respective issuers or with any broker or dealer.  In placing orders with brokers or dealers, Subadviser will attempt to obtain the best net price and the most favorable execution of its orders.  Consistent with this obligation, when Subadviser believes two or more brokers or dealers are comparable in price and execution, Subadviser may prefer: (i) brokers and dealers who provide the Fund with research advice and other services; and (ii) brokers who are affiliated with the Trust, Adviser, and/or Subadviser; provided, however, that in no instance will portfolio securities be purchased from or sold to Subadviser in principal transactions; and

(c)	Provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Fund.

4.	Services Not Exclusive

(a)
Services to Other Funds.  The advisory services to be furnished by Subadviser hereunder are not to be considered exclusive, and Subadviser shall be free to furnish similar services to others so long as its services to the Fund under this Agreement are not  materially impaired thereby; provided,  however, that without the written consent of Adviser, Subadviser shall not serve as an investment advisor to any other investment company having a similar investment objective to that of the Fund.

(b)
Status of Subadviser.  Subadviser shall for all purposes herein be deemed to be an independent contractor and not an agent for the Trust, the Fund or Adviser and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust, Fund or Adviser in any way.

5.	Books and Records

In compliance with Rule 31a-3 promulgated under the 1940 Act, Subadviser hereby agrees that all records which it maintains for the benefit of the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.  Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 promulgated under the 1940 Act, the records required to be maintained by it pursuant to Rule 31a-1 promulgated under the 1940 Act that are not maintained by others on behalf of the Fund.

6.	Expenses

During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its investment advisory services furnished to the Fund other than the costs of securities and other investments (including brokerage commissions and other transaction charges) purchased or sold for the Fund.

7.	Compensation

Adviser will pay to Subadviser, and Subadviser will accept as full compensation for its services rendered hereunder, an investment advisory fee, computed at the end of each month and payable within five (5) business days thereafter, equal to the annual rate of [x.xx] % of the average daily net assets of the Fund.  All parties to this Agreement do hereby authorize and instruct the Fund’s administrator, Brown Brothers Harriman & Co., or its successor, to provide a calculation each month of the gross amount due to Subadviser.  In the event that Subadviser’s services to the Fund begin or end at a time other than the beginning or end of a month, fees payable to Subadviser will be prorated for that portion of the month during which services were actually rendered.

During the term of this Agreement, Subadviser may, from time to time, waive receipt of some or all of its fee and/or reimburse the Fund for other expenses incurred by the Fund in order to assist the Fund to maintain a certain overall expense ratio, such expense ratio to be determined by the Subadviser at its discretion.  Subadviser is under no obligation to waive receipt of its fees, reimburse the Fund for expenses, or attempt in any manner to maintain any predetermined expense cap.  Such actions and/or waivers on the part of Subadviser are entirely voluntary.  However, in the event Subadviser does undertake such waivers and/or reimbursements, Subadviser may recover such waived fees and/or reimbursed expenses, at Subadviser’s discretion, at any time for a period of thirty-six months subsequent to the time such waiver or reimbursement is made.

8.	Limitation of Liability

Subadviser shall not be liable for any error of judgment, mistake of law or loss suffered by the Fund in connection with the performance of this Agreement, except a loss to the Fund resulting from a breach of  Subadviser’s fiduciary duties with respect to the receipt of compensation for services or a loss to the Fund resulting from the Subadviser’s willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

9.	Duration and Termination

(a)
This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect for two years.  Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

(i)
by the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

(ii)	by either the affirmative vote of a majority of the Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund (as such a majority is defined in the 1940 Act).

(b)	Notwithstanding the foregoing, this Agreement may be terminated by:

(i)
Adviser, if such termination is approved by the vote of the Board of Trustees of the Trust or the vote of a majority of the outstanding voting securities of the Fund (as such a majority is defined in the 1940 Act), at any time without the payment of any penalty, upon sixty (60) calendar days’ written notice to Subadviser; or

(ii)	Subadviser at any time upon sixty (60) calendar days’ written notice, without payment of any penalty.

(c)	This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

10.	Amendment of this Agreement

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  No material amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

11.	Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

12.	Counterparts

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

13.	Governing Law

This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

14.	Notices

Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to Adviser:		If to Subadviser:

Quaker Funds, Inc.		Rock Canyon Advisory Group, Inc.
309 Technology Drive		2989 West Maple Loop, Suite 210
Malvern, PA 19355		Lehi, UT 84043
Attn:	Jeffry H. King, Sr.	Attn:	Jonathan Ferrell
	Chief Executive Officer		President

15.	Disclosures

Neither the Trust, the Fund nor Adviser shall, without the written consent of Subadviser, which consent shall not be unreasonably withheld, make representations regarding Subadviser or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials.  Subadviser shall respond in writing within five (5) business days of receipt of any written request for prior written consent and in the event Subadviser does not so respond, Subadviser shall be deemed to have consented to the disclosure document, advertisement, sales literature or other promotional materials submitted in writing to Subadviser.

16.	Non-Liability of Trustees and Shareholders

All obligations of the Fund hereunder shall be binding only upon the assets of the Fund and shall not be binding upon any trustee, officer, employee, agent or shareholder of the Fund.  Neither the authorization of any action by the Board of Trustees or shareholders of the Fund nor the execution of this Agreement on behalf of the Fund shall impose any liability upon any trustee, officer or shareholder of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Attest:	QUAKER FUNDS, INC.
By	By
Name:	Name:	Jeffry H. King, Sr.
Title:	Title:	Chief Executive Officer

Attest:	ROCK CANYON ADVISORY GROUP, INC.
By	By
Name:	Name:	Jonathan Ferrell
Title:	Title:	President